SECOND AMENDMENT TO COMMERCIAL LEASE AGREEMENT

        THIS SECOND AMENDMENT TO COMMERCIAL LEASE AGREEMENT (this “Amendment”) is entered on and to be effective as of September 1, 2003, by and between CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership, as landlord (“Landlord”), and ADAMS GOLF, LTD., a Texas limited partnership, as tenant (“Tenant”).

R E C I T A L S

        WHEREAS, Jackson-Shaw Technology Center II, Ltd. (“Original Landlord”) and Adams Golf, Inc. (“Original Tenant”), predecessor in interest to Tenant, entered into that certain Commercial Lease Agreement dated December 8, 1997, as amended by that certain Correction and Ratification Agreement dated August 11, 1998, between Arshaw Partners II, successor in interest to Original Landlord and predecessor in interest to Landlord, and Original Tenant (as amended, the “Lease”), pursuant to which Tenant leases from Landlord certain industrial space known as 2801 East Plano Parkway, Plano, Texas (the “leased Premises”); and

        WHEREAS, Tenant has requested that Landlord extend the term of the Lease; and

        WHEREAS, Landlord and Tenant desire to set forth the terms and conditions upon which the Lease will be extended.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease should be, and hereby is, amended as follows:

    1.        Term of Lease. The term of the Lease shall be extended to August 31, 2008 (unless terminated sooner pursuant to the Lease). As used herein, the term “Extended Term” shall mean the period from April 1, 2004 through August 31, 2008.

    2.        Base Rent. The terms “Base Rent” or “Base Rental”, as defined in the Lease, shall be amended to mean, for each month in the time periods specified, the following:

Time Period	Monthly Base Rent
September 1, 2003 through April 30, 2004	$-0-
May 1, 2004 through August 31, 2005	$35,281.46
September 1, 2005 through August 31, 2007	$36,638.44
September 1, 2007 through August 31, 2008	$37,995.42

Base Rent prior to the September 1, 2003 shall remain as currently set forth in the Lease. Tenant shall have no obligation for Tenant’s pro rata portion of Tax and Insurance Costs or Common Area Maintenance Expenses, as such terms are defined in the Lease, for the period from September 1, 2003 through April 30, 2004.

    3.        Security Deposit. So long as no event of default (or event which with notice and/or lapse of time could become an event of default) under the Lease has occurred on or before April 30, 2005, Landlord agrees to refund to Tenant the remaining portion of the Security Deposit then being held by Landlord. Landlord currently holds the amount of $50,296.99 as a Security Deposit under the Lease.

    4.        Improvements to Leased Premises. Tenant hereby accepts the Leased Premises for the Extended Term in its as-is condition, and Landlord shall have no obligation to make any improvements thereto in connection with this Amendment, except for those Leasehold Improvements (herein so called) to

1

the Premises which are requested in writing by Tenant and which shall be completed in accordance with the terms of this Paragraph 4. Upon receipt of Tenant’s request for the completion of the Leasehold Improvements, Landlord agrees to submit plans and specifications for the Leasehold Improvements to Tenant for written approval. Tenant shall advise Landlord, no later than two (2) days after receipt of such plans and specifications, of its approval of such plans and specifications or, if applicable, of any matters which are unsatisfactory or require change. The approved plans and specifications, including all changes required by Landlord, shall be referred to herein as the “Approved Plans”. Landlord shall complete the Leasehold Improvements by hiring a contractor to install or construct the Leasehold Improvements. So long as no event of default (or any event which with notice and/or lapse of time could become an event of default) has occurred under the Lease, Landlord agrees to provide Tenant an allowance equal to One Hundred Sixty-Two Thousand Eight Hundred Thirty-Seven and 50/100 Dollars ($162,837.50) (the “Improvement Allowance”), which allowance is to be used solely for completion of the Leasehold Improvements and satisfaction of any architectural or design fees. Any work (labor or materials) outside the scope of the Leasehold Improvements or the cost of which is in excess of the Improvement Allowance shall be at Tenant’s sole cost and expense. Tenant shall reimburse Landlord for any such additional amount within ten (10) days after receipt of an invoice therefor, and if not paid within such ten (10) day period, Landlord shall be entitled to a late charge equal to ten percent (10%) of such additional amount. Any portion of the Improvement Allowance remaining upon completion of the Leasehold Improvements shall be deemed forfeited by Tenant.

        Tenant acknowledges and agrees that Landlord has conditioned its agreement to complete the Leasehold Improvements and provide the Improvement Allowance on the finalization of the Approved Plans on or before March 31, 2004. In the event Landlord has not received Tenant’s request for completion of the Leasehold Improvements on or before February 29, 2004, or if Landlord and Tenant have not finalized the Approved Plans on or before March 31, 2004, Landlord will have no further obligation to complete the Leasehold Improvements, and the Improvement Allowance shall be deemed forfeited by Tenant.

    5.        Common Area Maintenance Expenses. The following is hereby added to the Lease as Paragraph 6(b)(7):

             “(7)        Notwithstanding anything contained in this Lease to the contrary, it is understood and agreed that for purposes of calculation Tenant’s pro rata portion of Controllable Expenses (as hereinafter defined) in any calendar year after calendar year 2004, the amount of Controllable Expenses shall be limited to the percentages of the actual amount of Controllable Expenses in calendar year 2004 set forth below:

Calendar Year	% of the Actual Amount of Controllable Expenses in Calendar Year 2004
2005	106%
2006	112%
2007	119%
2008	126%

As used herein, the term ‘Controllable Expenses’ shall mean the cost of landscaping, cleaning the common areas, and trash removal from the common areas. Tenant’s liability for (i) Common Area Maintenance Expenses which are not Controllable Expenses and (ii) Tax and Insurance Costs shall not be similarly limited, and therefore, Tenant shall remain liable in any calendar year for the full amount of Tenant’s pro rata portion of (i) Common Area Maintenance Expenses which are not Controllable Expenses and (ii) Tax and Insurance Costs.”

2 6. HVAC Repairs and Replacements. The following language is hereby added to Paragraph 7(a) of the Lease:

“So long as Tenant complies with the requirements of Paragraph 7(d) and provides adequate evidence that the existing heating, ventilating, and air conditioning units serving the office portion of the Leased Premises (collectively, the ‘Existing HVAC Units’) are being regularly maintained in accordance with Tenant’s service contract, Landlord shall:

    (i)        repair or replace any Existing HVAC Unit which requires repair or replacement prior to February 28, 2005, as evidenced by a written report from Tenant’s service provider dated on or before February 28, 2005; and

    (ii)        from March 1, 2005 through the remainder of the Extended Term, reimburse Tenant for the cost of any necessary repairs to or replacements of the Existing HVAC Units which exceed $2,000.00 per unit in any calendar year, so long as Tenant provides Landlord with paid invoices for such repairs or replacements; Tenant shall remain obligated for the first $2,000.00 of any such repairs or replacements to each unit during such calendar year.

Landlord shall cause any replacement required under this Paragraph to be completed within a reasonable period of time following Tenant’s written notice to Landlord that such replacement is required; provided, however, that if Landlord disagrees with the need for replacement, it may select a qualified unrelated third-party engineer to inspect the unit and the determination of such engineer shall be binding on Landlord and Tenant. Tenant expressly acknowledges and agrees that the cost of all routine service and maintenance of the Existing HVAC Units remain Tenant’s obligation. Any repairs or replacements necessitated by the negligence or misconduct of Tenant, its agents, contractors, or employees shall be made by Tenant at Tenant’s sole cost.”

7. Insurance. Paragraphs 12(b) and 12(c) of the Lease are hereby deleted in their entireties, and the following is hereby substituted therefor:

    “(b)        Tenant shall keep in force throughout the term of this Lease: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities (as hereinafter defined) against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Leased Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute; (d) Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease—each employee; (e) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Leased Premises to the full replacement value of the property so insured; (f) Business Interruption Insurance for 100% of the 12 months actual loss sustained; and (g) Excess Liability in the amount of $5,000,000. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following ‘Landlord Entities’, being Landlord, Landlord’s investment manager, and the trustees, board of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them.

    (c)        The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property-Special Form); (c) be issued by an insurance company with a minimum Best’s rating of ‘A:VII’ during the term of this Lease; and (d) provide that said insurance shall not be cancelled unless thirty (30)

3

days prior written notice (ten days for non-payment or premium) shall have been given to Landlord; a certificate of Liability insurance on Accord Form 25 and a certificate of Property insurance on Accord Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at lease thirty (30 days prior to each renewal of said insurance.

Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Leased Premises (‘Work”), the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.”

8. Waiver of Subrogation. Paragraph 20 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

“20. WAIVER OF SUBROGATION: So long as their respective insurers so permit, Tenant and Landlord hereby mutually wave their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other property insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.”

9. Indemnification. Paragraph 21 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

“21. INDEMNIFICATION: None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or bout the Leased Premises, the Building, or the Project by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls basement, pipes, plumbing works or appliances, the Building or the Project not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorneys’ fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Leased Premises, the Building, or the Project to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or its agents, contractors, employees, licensees or invitees (collectively, the ‘Tenant Entities’) to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Leased Premises or from transactions of the Tenant concerning the Leased Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Leased Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Paragraph shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.”

10. Compliance with Environmental Laws. Paragraph 38 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

“38. COMPLIANCE WITH ENVIRONMENTAL LAWS: Tenant shall not, and shall not direct, suffer or permit any of the Tenant Entities to at any time handle, use, manufacture, store or dispose of in or about the Leased Premises, the Building, or the Project any (collectively ‘Hazardous Materials’) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives

4

or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them and all rules and regulations issued pursuant to any of such laws or ordinances (collectively ‘Environmental Laws’), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Leased Premises, the Building, the Project, and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Leased Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Leased Premises, Building, Project, and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Leased Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of the Paragraph 38.”

    11.        Notice Address for Landlord. Landlord’s address for notices under the Lease is hereby amended to read as follows: “c/o RREEF Management Company, 1406 Halsey Way, Suite 110, Carrolton, TX 75007.”

    12.        Renewal Option. The renewal option set forth in the Addendum to the Lease is hereby deleted in its entirety. In lieu thereof, Tenant shall have, at its option (the “Renewal Option”), the right to renew and extend this Lease for one term of five (5) years (the “Renewal Term”). The Renewal Term shall commence immediately upon the expiration of the Extended Term by Tenant’s giving written notice thereof to Landlord no earlier than twelve (12) months, and no later than nine (9) months, prior to the expiration of the Extended Term. Once Tenant shall exercise the Renewal Option, Tenant may not thereafter revoke such exercise, except as expressly set forth below. Tenant shall not have the right to exercise the Renewal Option at a time that an event of default (or an event which with notice and/or lapse of time could become an event of default) under this Lease has occurred. Tenant’s failure to exercise timely the Renewal Option for any reason whatsoever shall conclusively be deemed a waiver thereof. At Landlord’s option, Landlord may adjust the Base Rent for the Renewal Term at an annual rate equal to the Fair Market Value Rate (as hereinafter defined) for the Renewal Term as of the commencement of the Renewal Term for comparable tenants taking comparable space in comparable conditions under comparable terms (including any rental concessions and/or tenant improvements or allowance therefor which are being provided) in comparable buildings in the same rental market (hereinafter called “Comparable Buildings”); provided, however, that in no event shall the Base Rent for the Renewal Term be less than the Base Rent for the last twelve (12) months of the Extended Term. It is also agreed and understood that the Fair Market Value Rate shall include: (a) rent; and (b) rental operating expenses, property tax, and utility and expense adjustments that are being included as part of the terms and conditions of industrial tenant leases for comparable tenants in Comparable Buildings as of the time of determination of the Fair Market Value Rate. Landlord shall advise Tenant within twenty (20) days after Tenant exercises the Renewal Option of the Fair Market Value Rate which shall be in effect as of the commencement date of the Renewal Term. Tenant shall then have fifteen (15) days to notify Landlord of its acceptance or rejection of the Fair Market Value Rate for the Renewal Term. In the event Tenant fails to so notify Landlord within such fifteen (15) day period, Tenant shall be deemed to have accepted the Fair Market Value Rate proposed by Landlord. Notwithstanding the prohibition on Tenant’s right to revoke its exercise of the Renewal Option, in the event Tenant and Landlord are unable to agree on the Fair Market Value Rate for the Renewal Term within sixty (60) days after Tenant exercises the Renewal Option, Tenant shall be deemed to have revoked the Renewal Option, and the Renewal Option shall be deemed null and void and of no further force or effect. Tenant shall take the Leased Premises “as is” for the Renewal Term, and Landlord shall have no obligation to make any improvements or alterations to the Leased Premises. Except as set forth in this paragraph, the leasing of the Premises for the Renewal Term shall be upon the same terms and conditions as the leasing of the Premises for the Extended Term and shall be upon and subject to all of the provisions of this Lease. Any Renewal Option granted to Tenant under this Paragraph shall be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant or in any manner transferred to, or exercised by, any subtenant of Tenant.

5

    13.        Parking. Paragraph 2 of the Addendum to the Lease is hereby deleted in its entirety and replaced with the following:

“2) PARKING: Tenant shall be entitled to the non-exclusive use of Tenant’s pro rata portion of the total parking spaces available for the Building.”

    14.        Expansion. Paragraph 3 of the Addendum to the Lease entitled “Expansion” is hereby deleted in its entirety.

    15.        Termination Option. Tenant shall have the option (the “Termination Option”) to terminate this Lease, which termination shall be effective no earlier than September 1, 2006 and no later than November 30, 2006. Such termination shall be exercised by providing Landlord at least 180 days prior written notice of such termination and such notice shall set forth the proposed termination date for the Lease (the “Early Termination Fee”). Tenant shall pay to Landlord, upon its exercise of the Termination Option, an amount equal to the sum of (i) $109,915.32, which amount represents three monthly installments of Base Rent and (ii) an amount equal to Tenant’s pro rate portion of Tax and Insurance Costs and Common Area Maintenance Expenses which would otherwise have been payable under the Lease for the three month period succeeding the Early Termination Date (the “Early Termination Fee:). Notwithstanding the foregoing, Tenant agrees that if the amount of the Improvement Allowance paid by Landlord exceeds $133,526.75, then the Early Termination Fee shall be an amount equal to the sum of (i) $146,553.76, which amount represents four monthly installments of Base Rent and (ii) an amount equal to Tenant’s pro rata portion of Tax and Insurance Costs and Common Area Maintenance Expenses which would otherwise have been payable under the Lease for the four month period succeeding the Early Termination Date. Once Tenant shall exercise the Termination Option, Tenant may not thereafter revoke such exercise. Tenant shall not have the right to exercise the Termination Option at a time that an event of default (or an event which with notice and/or lapse of time could become an event of default) under the Lease has occurred and its continuing, and any exercise of the Termination Option shall be deemed null and void if an event of default (or an event which with notice and/or lapse of time could become an event of default) has occurred and is continuing on the Early Termination Date. Tenant’s failure to timely exercise the Termination Option, or to pay the Early Termination Fee upon its exercise of the Termination Option, for any reason whatsoever shall conclusively be deemed a waiver of such and agree that they intend the aforesaid rights to terminate this Lease to be “personal” to Tenant and that in no event shall any assignee or sublessee exercise the aforesaid option.

    16.        Termination of Lease at 2805 E. Plano Parkway and Return or Existing Security Deposit. Reference is hereby made to that certain Commercial Lease Agreement dated April 6, 1998, executed by and between Original Landlord and Original Tenant, as amended by (i) that certain Correction and Ratification Agreement dated August 11, 1998, by and between Arshaw Partners II, successor in interest to Original Landlord and predecessor in interest to Landlord, and Original Tenant, and (ii) that certain Amendment to Lease Agreement dated January 31, 2000 by and between Original Landlord and Original Tenant (as amended, the “2805 Lease”), pursuant to which Tenant leases space known as Suite 300 at 2805 East Plano Parkway, Plano, Texas (the “2805 Space”). The 2805 Lease shall be deemed terminated and of no further force and effect, except for any provisions which survive the termination thereof, as set forth in the 2805 Lease or as otherwise provided under applicable law, on the later of (a) august 31, 2003, or (b) the date upon which Tenant surrenders possession of the 2805 Space to landlord in the condition required under the 2805 Lease. Any remaining security deposit held by Landlord under the 2805 Lease shall be returned to Tenant no later than thirty (30) days following the termination of the 2805 Lease. Landlord currently holds the amount of $15,958.76 as a security deposit under the 2805 Lease.

6

    17.        Brokerage Commissions. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amentment, except RREEF Management Company and Dillon Corporate Services, Inc.

    18.        Ratification and Assumption by Tenant. Tenant hereby represents and warrants to Landlord that effective as of February 1, 1998, original Tenant assigned all its right, title, and interest in and to the Lease, and Tenant assumed and agreed to perform all of Original Tenant’s obligations under the Lease as a direct obligation to Landlord. Tenant hereby ratifies and affirms the tenant obligations under the Lease and agrees to be bound by all of the terms and conditions of the Lease.

    19.        Tenant’s Authority. If Tenant signs as a corporation, partnership, trust or other legal entity, the person executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building (as defined in the Lease) is located, that the entity has full right and authority to enter into this Amendment, and that the person signing on behalf of the entity was authorized to do so by appropriate actions. Upon request, Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Amendment, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Amendment.

    20.        Effectiveness. Except as modified herein, all other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect.

    21.        Governing Law. The laws of the State of Texas and of the United States of America shall govern the rights, remedies, and duties of the parties hereto and the validity, construction, enforecement, and interpretation hereof.

    22.        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    23.        Illegality. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

    24.        Limited Liability. Redress for any claims against Landlord under this Amendment or the Lease shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Leased Premises are a part. The obligations of Landlord under this Amendment and the Lease shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof, or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager.

7

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:
CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership
By: RREEF Management Company, a Delaware Corporation, its Authorized Agent
By: /S/ JOESEPH D. AKERS Name: Joseph D. Akers, CCIM Title: District Manager
TENANT: ADAMS GOLF, LTD., a Texas limited partnership
By: /S/ OLIVER G. BREWER Name: Oliver G. Brewer Title: CEO

        Reference is hereby made to that certain Guaranty dated July 14, 1998 (the “Guaranty”), executed by the undersigned (“Guarantor”), for the benefit of Landlord. Notwithstanding that the Guaranty provides that the liability of Guarantor thereunder shall in no way be affected by any extension or modification of the Lease, and the Guaranty does not require Landlord to obtain the consent of Guarantor to any such extension or modification of the Lease, Guarantor hereby consents to the execution of this Second Amendment to Commercial Lease Agreement and agrees that the obligations and liabilities guaranteed by Guarantor pursuant to the Guaranty shall hereafter include any additional obligations and liabilities created in this Second Amendment to Commercial Lease Agreement. Guarantor hereby ratifies and affirms its obligations and liabilities under the Guaranty, as modified hereby. Guarantor further agrees that the fact that Landlord obtained its consent and agreement to the foregoing shall not be deemed to impose upon Landlord any requirement to hereafter obtain the consent and agreement of Guarantor to any other amendment, extension, modification, rearrangement, renewal, or restatement of the Lease.

GUARANTOR:
ADAMS GOLF, INC., a Delaware corporation
By: /S/ OLIVER G. BREWER Name: Oliver G. Brewer Title: CEO
8